                                             Registration Statement No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                             Terra Industries Inc.
            (Exact name of registrant as specified in its charter)

            Maryland                         Terra Centre                        52-1145429
 (State or other jurisdiction of   600 Fourth Street, P.O. Box 6000           (I.R.S. Employer
 incorporation or organization)       Sioux City, Iowa 51102-6000            Identification No.)
                                             (712) 277-1340

  (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                --------------

                                Mark A. Kalafut
                                General Counsel
                             Terra Industries Inc.
                                 Terra Centre
                       600 Fourth Street, P.O. Box 6000
                          Sioux City, Iowa 51102-6000
                                (712) 277-1340
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

   Copies of all communications, including communications sent to agent for service, should be sent to:

                            Carter W. Emerson, P.C.
                               Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                                (312) 861-2000

                                --------------

  Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                                   Proposed Maximum
                                                  Proposed Maximum    Aggregate
Title of Each Class of Securities  Amount to be    Offering Price   Offering Price     Amount of
        to be Registered           Registered (1)   Per Share (2)         (2)       Registration Fee
----------------------------------------------------------------------------------------------------
Common Shares, without
 par value..............             5,000,000         $3.28         $16,400,000         $4,100

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(1) In the event of a stock split, stock dividend, or similar transaction involving the common shares, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common shares on August 28, 2001, as reported on the New York Stock Exchange.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 31, 2001

PROSPECTUS

                                   5,000,000

                             Terra Industries Inc.

                                 Common Shares

  This prospectus relates to 5,000,000 common shares of Terra Industries Inc. which may be sold from time to time by the selling stockholders named herein, or their transferees, pledgees, donees or successors. We were advised by Taurus Investments S.A. that these stockholders acquired the shares from Taurus International S.A. and Taurus Investments S.A. on March 13, 2000. We will not receive any of the proceeds from the sale of these shares.

  The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell these common shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 7.

                                  -----------

  Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled "Risk Factors" beginning on page 1.

                                  -----------

  Our common shares are traded on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "TRA." On August 28, 2001, the last reported sale price of our common shares on the New York Stock Exchange was $3.29 per share.

  Our principal executive offices are located at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000 and our telephone number is
(712) 277-1340.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved the sale of the common shares or determined that the information in this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                  -----------

               The date of this prospectus is             , 2001.

   You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Risk Factors...............................................................   1
Forward-Looking Statements.................................................   4
The Company................................................................   5
Use of Proceeds............................................................   5
Selling Stockholders.......................................................   5
Plan of Distribution.......................................................   7
Legal Matters..............................................................   8
Experts....................................................................   8
Where You Can Find More Information........................................   8

                                  RISK FACTORS

   Before purchasing any of the shares covered by this prospectus, you should carefully read and consider the risk factors set forth below. You should be prepared to accept the occurrence of any and all of the risks associated with purchasing the shares, including a loss of all of your investment.

Summary of Risks Related to Our Business

   Factors that may affect our future operating results include: changes in financial markets, the relative balance of supply and demand for nitrogen fertilizers, industrial nitrogen and methanol, the availability and cost of natural gas, the number of planted acres (which is affected by both worldwide demand and governmental policies) and the types of crops planted, the effects general weather patterns have on the timing and duration of field work for crop planting and harvesting, the effect of environmental legislation on supply and demand for our products, the availability of financing sources to fund our seasonal working capital needs, and the potential for interruption to operations due to accident or natural disaster. The U.S. fertilizer industry has been in a decline, which we believe to be cyclical, as a result of an unprecedented increase in U.S. gas costs in 2000 and 2001, increased competition from imports, low corn prices, adverse weather conditions, production overcapacity and unused fertilizer inventory stored by farmers.

 A substantial portion of our operating expense is related to the cost of natural gas, and an unexpected increase in such cost could have a material adverse effect on our business.

   The principal raw material used to produce nitrogen products and methanol is natural gas. Natural gas costs in 2000 comprised about 66% of total costs and expenses for our North American nitrogen products business, 33% of total costs and expenses for our U.K. nitrogen products business and 74% of total costs and expenses for our methanol business. A significant increase in the price of natural gas that is not recovered through an increase in the price of our related nitrogen and methanol products could have a material adverse effect on our business, financial condition and results. In particular, price volatility in North America natural gas markets prompted industry-wide curtailment of both nitrogen fertilizer and methanol production in 2000. We idled our Blytheville, Arkansas plant from June through mid-August 2000 and our Blytheville, Arkansas and Beaumont, Texas plants and parts of our Verdigris, Oklahoma plant for the month of December 2000 due to high natural gas costs. During 2000, we produced only 89% and 84% of our ammonia and methanol capacity, respectively, because of plant shutdowns due to high natural gas costs and low product selling prices.

   We enter into forward pricing arrangements for some of our natural gas requirements so long as such arrangements would not result in costs that would be greater than expected selling prices for our finished products. Under those conditions, our normal natural gas hedging policy is to effectively fix or cap the price of between 25% and 80% of our natural gas requirements for a one-year period and up to 50% of our natural gas requirements for the subsequent two-year period through supply contracts, financial derivatives and other instruments. In response to declining natural gas costs during the last six months of 2000, we amended our normal policy and eliminated the minimum hedge requirement through the end of 2001. Contracts were in place at June 30, 2001 to cover 18% of our natural gas requirements for the next twelve months.

 Declines in the prices of our products may reduce our profit margins, which could have a material adverse effect on our business, financial condition and results.

   Prices for nitrogen products are influenced by the global supply and demand conditions for ammonia and other nitrogen-based products. Long-term demand is affected by population growth and rising living standards that determine food consumption. Short-term demand is affected by world economic conditions and international trade decisions. Supply is affected by increasing worldwide capacity and the increasing availability of nitrogen product exports from major producing regions such as the former Soviet Union, the Middle East and South America. A substantial amount of new ammonia capacity is expected to be added abroad in the foreseeable future. If industry oversupply occurs, as is common in commodity businesses, the price at which we sell our nitrogen products may decline, which could have a material adverse effect on our business, financial condition and results. For example, as a result of adverse price and cost conditions, we suspended production of ammonia and urea at our Blytheville, Arkansas facility in June 2001. We have not scheduled the restart of production at this facility.

   Methanol is used as a raw material in the production of formaldehyde, methyl tertiary butyl ether (MTBE), acetic acid and numerous other chemical derivatives. The price of methanol is influenced by the supply and demand for each of these products. In particular, the price of MTBE (an oxygenate used in reformulated gasoline and an octane enhancer used in non-reformulated gasolines) is subject to high volatility. Initiatives to ban or reduce the use of MTBE as a fuel additive, such as currently underway in California, could significantly affect the demand for methanol. If the demand for methanol decreases, our revenues derived from methanol sales may decrease, which could have a material adverse effect on our business, financial condition and results. In addition, recent reductions to methanol production in North America as the result of increasing natural gas costs has resulted in higher methanol prices, but those price increases have not always covered and may not in the future cover the costs of production (including the cost of natural gas). Methanol prices may be adversely affected by two new significant plants in Equatorial Guinea and Argentina expected to begin production before the end of 2002.

 Our business may be adversely impacted by our significant leverage, which requires the use of a substantial portion of our excess cash flow for debt service and may limit our access to additional capital.

   We have a significant amount of debt, and we are permitted to incur additional debt, subject to the conditions of our outstanding indebtedness. Our substantial debt could have important consequences on our business. For example, it could: (i) increase our vulnerability to adverse economic and industry conditions by limiting our flexibility in reacting to changes in our business industry; (ii) reduce our cash flow to fund working capital, capital expenditures and other general corporate purposes; (iii) place us at a competitive disadvantage compared to our competitors that have less leverage; and (iv) limit our ability to borrow additional funds and increase the cost of funds that we can borrow.

 Our business is subject to risks related to weather conditions.

   Adverse weather conditions may have a significant effect on the demand for our nitrogen products. Weather conditions that delay or intermittently disrupt field work during the planting and growing season may cause farmers to use different forms of nitrogen fertilizer, which may adversely affect demand for the forms that we sell. Weather conditions following harvest may delay or eliminate opportunities to apply fertilizer in the fall. Weather can also have an adverse effect on crop yields, which lowers the income of growers and could impair their ability to pay for our products.

 Due to the seasonality of our nitrogen business, our inability to accurately predict future demand could have an adverse effect on our financial condition and results.

   The nitrogen business is seasonal, with the majority of nitrogen products used during the second quarter in conjunction with spring planting activity. Due to the seasonality of the business and the relatively brief periods during which products can be used by customers, we and/or our customers generally build inventories during the second half of the year in order to ensure timely product availability during the peak sales season. This increases our working capital needs during this period as we fund these inventory increases and support customer credit terms. If we underestimate future demand, our profitability will be negatively impacted and our customers may fill some or all of their product needs from our competitors. If we overestimate future demand, we will be left with excess inventory that will have to be stored (and our results of operations will be negatively impacted by any related storage costs) and/or we may liquidate such additional inventory at sales prices below our costs.

 Our products are global commodities and we face intense competition from other fertilizer producers.

   Fertilizers are global commodities, and customers, including end-users, dealers and other crop nutrients producers and distributors, base their purchasing decisions principally on the delivered price and availability of the product. We compete with a number of U.S. producers and producers in other countries, including state-owned and government-subsidized entities. In particular, supply from the former Soviet Union countries tends to be lower-priced than our products, creating downward pressure on prices. Some of our principal competitors may have greater total resources and may be less dependent on earnings from fertilizer sales than we are. Our inability to compete successfully could result in the loss of customers, which could adversely affect our sales and profitability.

 We are substantially dependent on our manufacturing facilities and any disruption in their operation could adversely affect our business.

   Our manufacturing operations may be subject to significant interruption if one or more of our facilities were to experience a major accident or were damaged by severe weather or other natural disaster. An explosion at our Port Neal, Iowa facility in 1994 required us to completely rebuild that facility. Also, a mechanical outage at our Courtright, Ontario facility in April 2001 required us to shut down that facility for approximately two months. We currently maintain insurance, including business interruption insurance, and expect that we will continue to do so in an amount which we believe is sufficient to allow us to withstand major damage to any of our facilities. There can be no assurance, however, that our insurance will cover all or any of such damages.

 We may be adversely affected by the environmental regulations to which we are subject.

   Our operations are subject to various federal, state and local environmental, safety and health laws and regulations, including laws relating to air quality, hazardous and solid wastes and water quality. Our operations in Canada are subject to various federal and provincial regulations regarding such matters, including the Canadian Environmental Protection Act administered by Environment Canada, and the Ontario Environmental Protection Act administered by the Ontario Ministry of the Environment. Our U.K. operations are subject to similar regulations under a variety of acts governing hazardous chemicals, transportation and worker health and safety. We are also involved in the manufacture, handling, transportation, storage and disposal of materials that are or may be classified as hazardous or toxic by federal, state, provincial or other regulatory agencies. If such materials have been or are disposed of at sites that are targeted for investigation and remediation by federal or state regulatory authorities, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or analogous laws for all or part of the costs of such investigation and remediation.

   We have received notices from governmental agencies that we are a potentially responsible party at certain sites under CERCLA or other environmental cleanup laws. Further, we may receive such notices in the future. Some of these sites may require us to expend significant amounts for cleanup costs.

   We may be required to install additional air and water quality control equipment, such as low nitrous oxide burners, scrubbers, ammonia sensors and continuous emission monitors, at certain of our facilities in order to maintain compliance with Clean Air Act, Clean Water Act and similar requirements.

   Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and results of operations.

 Governmental regulation and agricultural policy may adversely affect our business, financial conditions and results.

   Existing and future government regulations and law may greatly influence our business strategy and financial conditions. Existing and future agricultural and/or environmental laws and regulations may impact the amounts and locations of fertilizer application and may lead to decreases in the quantity of fertilizer applied to crops. U. S. governmental policies may also influence our financial results by affecting the number of acres planted, the level of grain inventories, the mix of crops planted and crop prices.

 We are subject to risks associated with our international operations.

   During 2000, we derived approximately 30% of our net sales from outside of the United States. In particular, revenues from the United Kingdom accounted for more than 94% of our international sales. International sales are subject to numerous risks and uncertainties, including: difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations; unexpected changes in regulatory environments; currency fluctuations; tax rates that may exceed those in the U.S. and earnings that may be subject to withholding requirements; and the imposition of tariffs, exchange controls or other restrictions. Our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks that we face.

 Our largest stockholder has indicated that it intends to sell our stock.

   Anglo American plc, through a wholly-owned subsidiary, owns 49.5% of our outstanding shares. Anglo American has announced its intention to dispose of its interest in us with the timing based on market and other conditions. The announcement of such intention and the actual sale of shares by Anglo could depress our stock price.

                           FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference into this prospectus contain "forward-looking statements" within the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. All forward-looking statements involve risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, contingencies and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and changes in the prices of our products (principally, sales prices of nitrogen and methanol products), changes in the cost of our products (principally, natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in agricultural regulations, and other risks detailed in the "Risk Factors" section of this prospectus.

   You should consider carefully the statements under "Risk Factors" and other sections of this prospectus which address additional factors that could cause our actual results to differ from those set forth in this prospectus.

   We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                                  THE COMPANY

   The company is engaged in the production and marketing of both nitrogen products and methanol. The company produces anhydrous ammonia and nitrogen solutions in the United States and Canada and is a producer of ammonia and nitrogen solutions in the United States and Canada and is a producer of ammonium nitrate in the United Kingdom. We also own eight facilities that produce nitrogen products. Two of our eight facilities also produce methanol.

   Subsidiaries not wholly-owned by the Company include a limited partnership, Terra Nitrogen Company, L.P. that, through its subsidiary, Terra Nitrogen, L.P., operates the company's manufacturing facilities in Blytheville, Arkansas and Verdigris, Oklahoma. The company is the sole general partner and the majority limited partner in Terra Nitrogen Company, L.P.

                                USE OF PROCEEDS

   The selling stockholders will receive all of the proceeds from the sale of the common shares offered under this prospectus. We will not receive any of the proceeds from the sale of common shares offered under this prospectus.

                              SELLING STOCKHOLDERS

   The following table sets forth the name of each selling stockholder, the number of common shares beneficially owned by each selling stockholder as of August 31, 2001, and the number of shares being registered for sale by each selling stockholder. The shares offered by this prospectus may be offered by the selling stockholders from time to time. Other than as set forth below, none of the selling stockholders has had a material relationship with the company or its affiliates within the past three years other than as a result of owning the company's shares.

                               Number of     Number            Shares
   Selling Stockholder           Shares     of Shares Owned After Offering (1)
   -------------------       Owned Prior to   Being   ------------------------
                                Offering     Offered    Number         Percent
                             -------------- --------- ------------   ------------
   Credit Agricole Lazard
    Financial Products
    Bank (2) (3)...........    3,750,000    3,750,000             0               0%
   Tokyo-Mitsubishi
    International plc (2)..    1,250,000    1,250,000             0               0%
                               ---------    ---------  ------------    ------------
     TOTAL.................    5,000,000    5,000,000             0               0%
                               =========    =========  ============    ============

--------
(1) The number of shares owned by the selling stockholders after the offering is based on the assumption that all of the selling stockholders will sell all of the shares registered hereby. Because the selling stockholders may offer all, some or none of their shares pursuant to this prospectus, no estimate can be given as to the number of shares that will be held by the selling stockholders after completion of the sale of the shares hereunder. See "Plan of Distribution."
(2) On March 13, 2000, Credit Agricole Lazard Financial Products Bank ("Credit Agricole"), Tokyo-Mitsubishi International plc ("Tokyo-Mitsubishi"), Taurus International S.A. ("Taurus International") and Taurus Investments S.A. ("Taurus") entered into a Purchase Agreement under which (1) Taurus International sold 1,000,000 common shares, or approximately 1.32% of the company's outstanding capital stock, to Tokyo-Mitsubishi and (2) Taurus sold 3,750,000 common shares, or approximately 4.9% of the company's outstanding capital stock, to Credit Agricole and 250,000 common shares, or approximately 0.33% of the company's outstanding capital stock, to Tokyo-Mitsubishi. The purpose of the transaction was to reduce the holding by Anglo American plc ("Anglo"), the parent company of Taurus and Taurus International, in the issued shares of the company to below 50%, so that Anglo may account for the company's results under relevant accounting standards on an equity rather than a consolidated basis. According to information reported to the company by Anglo and Taurus International, as of December 31, 2000, Anglo and Taurus International are deemed to beneficially own 49.5% of the company's outstanding capital stock.

(3) Also on March 13, 2000, Taurus International entered into a Call Option Agreement with Credit Agricole pursuant to which Credit Agricole sold a call option to Taurus International in respect of 5,000,000 common shares of the company. The agreement is in the form of the relevant agreement by the International Swap and Derivatives Association, Inc. During the period from March 13, 2000, and ending four years after March 13, 2000, Taurus may exercise the option under certain circumstances set forth in the Call Option Agreement (which option shall be cash settled), subject to the terms and conditions of the Call Option Agreement. The Call Option Agreement provides for Credit Agricole to pay to Taurus International 100% of any increase in the share price of the company's common shares between $0.25 and $4.00 per share, $3.75 plus 75% of the increase between $4.00 and $6.00 per share, $5.25 plus 50% of the increase between $6.00 and $8.00 per share and $6.25 plus 0% of the increase above $8.00, in each case multiplied by the aggregate number of shares sold to credit Agricole and Tokyo-Mitsubishi on March 13, 2000, with the extent of the increase calculated using a different basis (being (1) the price per share on the New York Stock Exchange, (2) the price per share at which Taurus International is able to sell shares or (3) the price per share at which Credit Agricole or Tokyo-Mitsubishi is able to sell shares) depending on the circumstances in which the option was exercised, and in each case subject to the provisions of the Call Option Agreement.

                              PLAN OF DISTRIBUTION

   The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions, on the New York Stock Exchange, the Toronto Stock Exchange or on such other market on which the common shares may from time to time be trading:

  .  in privately-negotiated transactions;

  . through call or put contracts, futures contracts, options on future contracts, spot or forward contracts, caps, floors, collars or other hedging arrangements relating to the shares;

  .  short sales; or

  .  any combination thereof.

   The sale price to the public may be:

  .  the market price prevailing at the time of sale;

  .  a price related to such prevailing market price;

  .  at negotiated prices; or

  . such other price as the selling stockholders determine from time to time.

   The selling stockholders shall have the sole and absolute discretion not to accept any purchase, offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

   The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell their shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares to whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer may be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell common shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders and any broker-dealers or agents that act in connection with the sale of shares offered in this prospectus may be deemed "underwriters" as that term is defined under the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters," the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

   Alternatively, the selling stockholders may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

   The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such Act, including without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

   Taurus International S.A. and Taurus Investments S.A. will reimburse, pay or cause to be paid all expenses associated with filing and maintaining the effectiveness of this registration statement. Other expenses incident to the offering and sale of the common shares by the selling stockholders, including brokerage and underwriting commissions, will be paid by the selling stockholders.

                                 LEGAL MATTERS

   The validity of the common shares offered hereby will be passed for the company by Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland.

                                    EXPERTS

   The financial statements and the related financial statement schedules incorporated by reference from the company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Government Filings: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file:

  . at the Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

  . at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

  .  at the Commission's web site at http://www.sec.gov.

Some locations may charge prescribed or modest fees for copies. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

   Stock Market: Our common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange, and similar information can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Toronto Stock Exchange, Exchange Tower, 2 First Canadian Place, Toronto, Ontario M5X1J2 Canada.

   Registration Statement: We have filed a registration statement under the Securities Act of 1933 with the Commission with respect to the common shares offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the common shares offered under this prospectus.

   Information Incorporated By Reference: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

  .  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  .  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;
     and

  . the description of our capital stock contained in our Registration Statement on Form 8-A dated May 2, 1988 including all amendments or reports filed for the purpose of updating the description.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the sale of the shares offered hereby will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents. You may request free copies of these filings by writing or telephoning us at the following address:

Investor Relations
Terra Industries Inc.
Terra Centre
600 Fourth Street, P.O. Box 6000

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Taurus International S.A. and Taurus Investments S.A.

     Securities and Exchange Commission Registration Fee............... $ 4,100
     Legal Fees and Expenses........................................... $22,500
     Printing and Engraving Expenses................................... $ 5,000
     Miscellaneous Expenses............................................ $ 2,000
                                                                        -------
       TOTAL........................................................... $33,600
                                                                        =======

Item 15. Indemnification of Directors and Officers

   As permitted by the Maryland General Corporation Law ("MGCL"), Article SEVENTH, Paragraph (8) of the Registrant's Charter provides for indemnification of directors and officers of the Registrant as follows:

  The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law;

   The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the directors or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful. The Registrant also maintains directors and officers liability insurance.

   The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant's Charter contains a provision providing for elimination of the liability of its directors or officers to the Registrant or its stockholders for money damages to the fullest extent permitted by Maryland law.

Item 16. Exhibits

  3.1.1 Articles of Restatement of Terra Industries filed with the State of Maryland on September 11, 1989, filed as Exhibit 3.1 to Terra
        Industries' Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

  3.1.2 Articles of Amendment of Terra Industries filed with the State of Maryland on May 5, 1992, filed as Exhibit 3.1.2 to Terra Industries'
        Form 10-K for the year ended December 31, 1992, is incorporated herein by reference.

  3.1.3 Articles Supplementary of Terra Industries filed with the State of
        Maryland on October 13, 1994, filed as Exhibit 4.1.3 to Terra
        Industries' Form 8-K/A dated November 3, 1994, is incorporated herein by reference

  3.2 By-Laws of Terra Industries, as amended through August 7, 1991, filed as Exhibit 3 to Terra Industries' Form 8-K dated September 30, 1991, is incorporated herein by reference.

  4.1 Indenture dated as of October 15, 1993 among Terra Industries (as successor by merger to Agricultural Minerals and Chemicals Inc.) and Society National Bank, including form of Senior Note, filed as Exhibit
        99.2 to Terra Industries' Registration Statement on Form S-3, as amended (File No. 33-52493), is incorporated herein by reference.

  4.2   Indenture dated as of June 22, 1995 between Terra Industries and First
        Trust National Association, as trustee, including form of Exchange
        Note, filed as Exhibit 4.1 to Terra Industries' Registration Statement on Form S-4, as amended (File No. 33-60853), is incorporated herein by reference.

  4.3 Amended and Restated Credit Agreement (the "1998 Credit Agreement") dated as of March 31, 1998 among Terra Capital, Inc., Terra Nitrogen,
        Limited Partnership, Certain Guarantors, Certain Lenders, Certain
        Issuing Banks and Citibank, N.A. without exhibits or schedules, filed as Exhibit 4.4 to Terra Industries' Form 10-Q for the quarter ended
        March 31, 1998, is incorporated herein by reference.

  4.4   Amendment No. 1 dated as of September 30, 1998 to the 1998 Credit
        Agreement, filed as Exhibit 4.5 to Terra Industries' Form 10-Q for the quarter ended September 30, 1998, is incorporated herein by reference.

        Other instruments defining the rights of holders of long-term debt are not being filed because the total amount of securities authorized under any such instrument does not exceed 10 percent of the total assets of Terra Industries and its subsidiaries on a consolidated basis. Terra
        Industries agrees to furnish a copy of any such instrument to the Commission upon request.

  4.5 Limited Waiver dated as of March 22, 1999 to the 1998 Credit Agreement, filed as Exhibit 4.5 to Terra Industries' Form 10-Q for the quarter ended March 31, 1999, is incorporated herein by reference.

  4.6   Amended and Restated Credit Agreement dated June 25, 1999 among Terra
        Capital, Inc., Certain Guarantors, Certain Lenders, Certain Issuing
        Banks, Salomon Smith Barney Inc., as Arranger, and Citibank, N.A., as
        Administrative Agent (without exhibits or schedules), filed as Exhibit
        4.6 to Terra Industries' Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

  4.7   Credit Agreement dated December 31, 1997 and Amended and Restated June
        25, 1999 among Terra International (Canada) Inc., Certain Guarantors,
        Certain Lenders, Salomon Smith Barney Inc., as Arranger, and Citibank,
        N.A., as Administrative Agent (without exhibits or schedules), filed as
        Exhibit 4.7 to Terra Industries' Form 10-Q for the quarter ended June
        30, 1999, is incorporated herein by reference.

  4.8   Credit Agreement dated April 7, 2000 among Terra Capital, Inc., Terra
        Nitrogen (U.K.), Limited, terra Nitrogen, Limited Partnership, Terra
        Industries, Inc., as guarantor, Certain Lenders, Certain Issuers and
        Citibank, N.A., as Administrative Agent (without exhibits or schedules) filed as Exhibit 4.8 to Terra Industries' Form 10-Q for the quarter ended March 31, 2000, is incorporated herein by reference.

  4.9  Credit Agreement dated December 31, 1997, and Amended and Restated June
       25, 1999 and further Amended and Restated April 7, 2000 among Terra
       International (Canada), Inc., Certain Guarantors, Certain Lenders and
       Citibank, N.A., as Administrative Agent (without exhibits or schedules) filed as Exhibit 4.9 to Terra Industries' Form 10-Q for the quarter ended March 31, 2000, is incorporated herein by reference.

  4.10 Amendment No. 1 dated as of December 20, 2000 to the Credit Agreement dated April 7, 2000 among Terra Capital, Inc., Terra Nitrogen (U.K.),
       Limited, Terra Nitrogen, Limited Partnership, Terra Industries, Inc., as guarantor, Certain Lenders, Certain Issuers and Citibank, N.A., as
       Administrative Agent (without exhibits or schedules) filed as Exhibit
       4.10 to Terra Industries' Form 10-K for the year ended December 31,
       2000, is incorporated herein by reference.

  4.11 Amendment No. 1 dated as of December 20, 2000 to the Credit Agreement dated December 31, 1997, and Amended and Restated June 25, 1999 and further Amended and Restated April 7, 2000 among Terra International
       (Canada), Inc., Certain Guarantors, Certain Lenders and Citibank, N.A., as Administrative Agent (without exhibits or schedules) filed as Exhibit
       4.11 to Terra Industries' Form 10-K for the year ended December 31,
       2000, is incorporated herein by reference.

  4.12 Registration Rights Agreement, dated as of July 2, 2001, among Terra
       Industries Inc., Taurus International S.A. and Taurus Investments S.A., and the Letter Agreement of even date therewith among Terra Industries, Inc., Credit Agricole Lazard Financial Products Bank and Tokyo-
       Mitsubishi International plc.

  5    Opinion of Piper Marbury Rudnick & Wolfe LLP.

 23.1  Consent of Deloitte & Touche LLP.

 23.2  Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 5).

 24    Powers of Attorney (on signature page hereto).

Item 17. Undertakings

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Sioux City, State of Iowa, on August 31, 2001.

                                                 TERRA INDUSTRIES INC.


                                                            /s/ Francis G. Meyer
                                                 ___________________________________________

                                                    Francis G. Meyer
                                             Senior Vice President and Chief
                                                    Financial Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Mark A. Kalafut and Francis G. Meyer his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with the exhibits thereto, and other documents in connection therewith, granting unto said attorney-in-facts and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents or any of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this to Registration Statement has been signed on August 31, 2001 below by the following persons in the capacities and on the date indicated.

                    Signature                            Title
                    ---------                            -----
               /s/ Henry R. Slack              Chairman of the Board
   ___________________________________________
                 Henry R. Slack

               /s/ Burton M. Joyce             Vice Chairman of the Board
   ___________________________________________
                 Burton M. Joyce

             /s/ Michael L. Bennett            Director, President and Chief
   ___________________________________________  Executive Officer (Principal
               Michael L. Bennett               Executive Officer)

              /s/ Francis G. Meyer             Senior Vice President and Chief
   ___________________________________________  Financial Officer (Principal
                Francis G. Meyer                Financial Officer and
                                                Controller/Principal Accounting
                                                Officer)

             /s/ Edward G. Beimfohr            Director
   ___________________________________________
               Edward G. Beimfohr

              /s/ Edward M. Carson             Director
   ___________________________________________
                Edward M. Carson

                    Signature                            Title
                    ---------                            -----
             /s/ Thomas H. Claiborne                          Director
   ___________________________________________
               Thomas H. Claiborne

               /s/ David E. Fisher                            Director
   ___________________________________________
                 David E. Fisher

               /s/ John R. Norton                             Director
   ___________________________________________
               John R. Norton III

                                 EXHIBIT INDEX

 Exhibit No. Exhibit
 ----------- -------

    3.1.1 Articles of Restatement of Terra Industries filed with the State of Maryland on September 11, 1989, filed as Exhibit 3.1 to Terra
             Industries' Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

    3.1.2 Articles of Amendment of Terra Industries filed with the State of Maryland on May 5, 1992, filed as Exhibit 3.1.2 to Terra
             Industries' Form 10-K for the year ended December 31, 1992, is incorporated herein by reference.

    3.1.3    Articles Supplementary of Terra Industries filed with the State of
             Maryland on October 13, 1994, filed as Exhibit 4.1.3 to Terra
             Industries' Form 8-K/A dated November 3, 1994, is incorporated herein by reference

    3.2 By-Laws of Terra Industries, as amended through August 7, 1991, filed as Exhibit 3 to Terra Industries' Form 8-K dated September
             30, 1991, is incorporated herein by reference.

    4.1 Indenture dated as of October 15, 1993 among Terra Industries (as successor by merger to Agricultural Minerals and Chemicals Inc.)
             and Society National Bank, including form of Senior Note, filed as
             Exhibit 99.2 to Terra Industries' Registration Statement on Form
             S-3, as amended (File No. 33-52493), is incorporated herein by reference.

    4.2      Indenture dated as of June 22, 1995 between Terra Industries and
             First Trust National Association, as trustee, including form of Exchange Note, filed as Exhibit 4.1 to Terra Industries'
             Registration Statement on Form S-4, as amended (File No. 33-
             60853), is incorporated herein by reference.

    4.3      Amended and Restated Credit Agreement (the "1998 Credit
             Agreement") dated as of March 31, 1998 among Terra Capital, Inc.,
             Terra Nitrogen, Limited Partnership, Certain Guarantors, Certain
             Lenders, Certain Issuing Banks and Citibank, N.A. without exhibits or schedules, filed as Exhibit 4.4 to Terra Industries' Form 10-Q for the quarter ended March 31, 1998, is incorporated herein by reference.

    4.4      Amendment No. 1 dated as of September 30, 1998 to the 1998 Credit
             Agreement, filed as Exhibit 4.5 to Terra Industries' Form 10-Q for the quarter ended September 30, 1998, is incorporated herein by reference.

             Other instruments defining the rights of holders of long-term debt are not being filed because the total amount of securities authorized under any such instrument does not exceed 10 percent of the total assets of Terra Industries and its subsidiaries on a consolidated basis. Terra Industries agrees to furnish a copy of any such instrument to the Commission upon request.

    4.5      Limited Waiver dated as of March 22, 1999 to the 1998 Credit
             Agreement, filed as Exhibit 4.5 to Terra Industries' Form 10-Q for the quarter ended March 31, 1999, is incorporated herein by reference.

    4.6      Amended and Restated Credit Agreement dated June 25, 1999 among
             Terra Capital, Inc., Certain Guarantors, Certain Lenders, Certain
             Issuing Banks, Salomon Smith Barney Inc., as Arranger, and
             Citibank, N.A., as Administrative Agent (without exhibits or schedules), filed as Exhibit 4.6 to Terra Industries' Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

    4.7      Credit Agreement dated December 31, 1997 and Amended and Restated
             June 25, 1999 among Terra International (Canada) Inc., Certain
             Guarantors, Certain Lenders, Salomon Smith Barney Inc., as
             Arranger, and Citibank, N.A., as Administrative Agent (without exhibits or schedules), filed as Exhibit 4.7 to Terra Industries'
             Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

 Exhibit No. Exhibit
 ----------- -------

  4.8        Credit Agreement dated April 7, 2000 among Terra Capital, Inc.,
             Terra Nitrogen (U.K.), Limited, terra Nitrogen, Limited
             Partnership, Terra Industries, Inc., as guarantor, Certain
             Lenders, Certain Issuers and Citibank, N.A., as Administrative
             Agent (without exhibits or schedules) filed as Exhibit 4.8 to Terra Industries' Form 10-Q for the quarter ended March 31, 2000, is incorporated herein by reference.

  4.9        Credit Agreement dated December 31, 1997, and Amended and Restated
             June 25, 1999 and further Amended and Restated April 7, 2000 among
             Terra International (Canada), Inc., Certain Guarantors, Certain
             Lenders and Citibank, N.A., as Administrative Agent (without exhibits or schedules) filed as Exhibit 4.9 to Terra Industries'
             Form 10-Q for the quarter ended March 31, 2000, is incorporated herein by reference.

  4.10       Amendment No. 1 dated as of December 20, 2000 to the Credit
             Agreement dated April 7, 2000 among Terra Capital, Inc., Terra
             Nitrogen (U.K.), Limited, Terra Nitrogen, Limited Partnership,
             Terra Industries, Inc., as guarantor, Certain Lenders, Certain
             Issuers and Citibank, N.A., as Administrative Agent (without exhibits or schedules) filed as Exhibit 4.10 to Terra Industries'
             Form 10-K for the year ended December 31, 2000, is incorporated herein by reference.

  4.11       Amendment No. 1 dated as of December 20, 2000 to the Credit
             Agreement dated December 31, 1997, and Amended and Restated June
             25, 1999 and further Amended and Restated April 7, 2000 among
             Terra International (Canada), Inc., Certain Guarantors, Certain
             Lenders and Citibank, N.A., as Administrative Agent (without exhibits or schedules) filed as Exhibit 4.11 to Terra Industries'
             Form 10-K for the year ended December 31, 2000, is incorporated herein by reference.

  4.12       Registration Rights Agreement, dated as of July 2, 2001, among
             Terra Industries Inc., Taurus International S.A. and Taurus
             Investments S.A., and the Letter Agreement of even date therewith among Terra Industries, Inc., Credit Agricole Lazard Financial
             Products Bank and Tokyo-Mitsubishi International plc.

  5          Opinion of Piper Marbury Rudnick & Wolfe LLP.

 23.1        Consent of Deloitte & Touche LLP.

 23.2        Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit
             5).

 24          Powers of Attorney (on signature page hereto).